Davis
&
Associates



January 3, 2002


RE:  Raike Financial Group, Inc.



To whom it may concern,

This letter authorizes the inclusion of all financial statements prepared by the undersigned with Form 10-SB of Raike Financial Group.

If you have any questions, please phone me at (770) 479-5458.

Sincerly,

/s/Mitchell Davis

Mitchell Davis, CPA








             150 North Street, Suite 200, Canton, GA  30114
                 Phone (770) 479-5458, Fax (770) 479-7738